Exhibit 99.1

        NEOMAGIC(R) CORPORATION ANNOUNCES AGREEMENT TO SELL FOUR PATENTS

     SANTA CLARA, Calif., June 21 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC) announced today that it has entered into an agreement to sell four patents to Samsung Electronics Co. Ltd. for net proceeds of approximately $1.0 million. The sale is expected to close by June 30, 2006. NeoMagic will retain a worldwide, non-exclusive license under the patents to be sold.

     The patents to be sold are not relevant to the Company's ongoing patent licensing efforts. In addition, the pending sale does not include any of the patents covering the unique array processing technology used in NeoMagic's MiMagic(TM) family of Applications Processors.

     During the negotiations that led to the conclusion of the recently-signed agreement, NeoMagic was represented by The Consortium for Technology Licensing, Ltd., of Nissequogue, New York. NeoMagic and The Consortium continue to explore other opportunities to generate additional revenue from NeoMagic's remaining patents.

     About NeoMagic

     NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, DMB, and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 20 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the company may be found on the World Wide Web at www.neomagic.com.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's ongoing patent licensing efforts. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay material fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. Accordingly, there can be no assurance as to the results or timing of our patent licensing activities. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

     NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO)

SOURCE  NeoMagic Corporation
     -0-                             06/21/2006
     /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879; or investors, Erica Mannion of Sapphire Investor Relations, LLC, +1-212-766-1800, for NeoMagic Corporation/
     /Photo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
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     /Web site:  http://www.neomagic.com/